UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 10, 2011

FLUIDIGM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34180	77-0513190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7000 Shoreline Court, Suite 100

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

(650) 266-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Mr. Jeremy Loh from the Board of Directors

On March 10, 2011, Jeremy Loh resigned from our board of directors, effective immediately. In submitting his resignation, Mr. Loh confirmed that his resignation did not result from any disagreement on any matter relating to our operations, policies, or practices.

(d)	Appointment of Mr. Patrick S. Jones to the Board of Directors

On March 11, 2011, our board of directors appointed Patrick S. Jones to our board to fill the vacancy created by the resignation of Jeremy Loh. Our board also appointed Mr. Jones to serve as a member and chairman of the audit committee of our board.

Mr. Jones, age 66, has been a private investor since March 2001. He currently serves on the following public company boards: Epocrates, a provider of clinical solutions to healthcare professionals and interactive services to the healthcare industry; Novell, Inc., a leading enterprise infrastructure software provider; Lattice Semiconductor Corporation, a fabless semiconductor company; and Openwave Systems, a telecom infrastructure software provider. From June 1998 to March 2001, Mr. Jones was the Senior Vice President and Chief Financial Officer of Gemplus International S.A. (now GEMALTO N.V.), a provider of solutions empowered by smart cards. Prior to Gemplus, from March 1992 to June 1998, he was vice president and corporate controller at Intel Corp., a producer of microchips, computing and communications products. Prior to that, Mr. Jones served as Chief Financial Officer of LSI Logic, a semiconductor company.

On March 15, 2011, we issued a press release announcing the appointment of Mr. Jones. The full text of the press release is attached as Exhibit 99.1 to this report and is hereby incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Fluidigm Corporation Press Release dated March 15, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUIDIGM CORPORATION

By:	/s/ Vikram Jog
Vikram Jog Chief Financial Officer

Date: March 15, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Fluidigm Corporation Press Release dated March 15, 2011